SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12


                            CIMETRIX INCORPORATED
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------
         2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------
         4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
         5) Total fee paid:

            --------------------------------------------------------------------


[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:______________________________________________________
2) Form, Schedule or Registration Statement No.:________________________________
3) Filing Party:________________________________________________________________
4) Date Filed:__________________________________________________________________

                             CIMETRIX, INCORPORATED
                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757



                                 April 23, 2004



Dear Shareholder:

     On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders for Cimetrix, Incorporated, which will be held on Saturday, May 22, 2004, at 9:00 a.m. at the Company's headquarters, located at 6979 South High Tech Drive, Salt Lake City, Utah.

     At the meeting, your board is asking you to (i) elect four directors, one for a three-year term, two for a two-year term and one for a one-year term; (ii) amend the Company's 1998 Stock Option Plan to authorize an additional 1,000,000 shares of common stock to be made available for issuance thereunder; (iii) approve a reverse stock split of the Company's common stock in the range of 1-for-3 to 1-for-7, to be made at the sole discretion of the Board of Directors at any time during the period from May 22, 2004 to May 22, 2005; (iv) approve an amendment to the Articles of Incorporation to reduce the number of authorized shares of common stock from 100,000,000 shares to 30,000,000 shares, to be made at the sole discretion of the Board of Directors at any time during the period from May 22, 2004 to May 22, 2005; (v) ratify the appointment of Tanner + Co. as the Company's independent accountants, and (vi) transact such other business as may properly come before the meeting or any adjournment thereof. These proposals are fully set forth in the accompanying proxy statement, which you are urged to read thoroughly. We will also report on the progress of the Company.

     It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.


                                           Very truly yours,


                                           By: /S/ Robert H. Reback
                                               ------------------------
                                           Robert H. Reback
                                           President and Chief Executive Officer

                             CIMETRIX, INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 22, 2004
                         ------------------------------


To our Shareholders:

     The Annual Meeting of the Shareholders of Cimetrix Incorporated, a Nevada corporation (the "Company"), will be held on Saturday, May 22, 2004, commencing at 9:00 a.m., in the Company's headquarters located at 6979 South High Tech Drive, Salt Lake City, Utah, to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

     1. To elect four directors to the Company's Board of Directors, one for a three-year term, two for a two-year term and one for a one-year term.

     2. To amend the Company's 1998 Stock Option Plan to authorize an additional 1,000,000 shares of common stock to be made available for issuance under the plan.

     3. To approve a reverse stock split of the Company's common stock in the range of 1-for-3 to 1-for-7, to be made at the sole discretion of the Board of Directors at any time during the period from May 22, 2004 to May 22, 2005.

     4. To approve an amendment to the Articles of Incorporation to reduce the number of authorized shares of common stock from 100,000,000 shares to 30,000,000 shares, to be made at the sole discretion of the Board of Directors at any time during the period from May 22, 2004 to May 22, 2005.

     5. To ratify the appointment of Tanner + Co. as the Company's independent public accountants.

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 26, 2004 as the record date for determination of shareholders entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 27,627,246 shares of common stock were outstanding.

     TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY. A PROXY MAY BE REVOKED BY WRITTEN REVOCATION FILED WITH THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THE ANNUAL MEETING.

                                           By Order of the Board of Directors,


                                           By: /S/ Brian L. Phillips
                                               ---------------------
 April 23, 2004                            Brian L. Phillips
 Salt Lake City, Utah                      Secretary and Treasurer

                             CIMETRIX, INCORPORATED
                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This Proxy Statement is being sent on or about April 23, 2004 in connection with the solicitation of proxies by the Board of Directors of Cimetrix, Incorporated, a Nevada corporation (the "Company" or "Cimetrix"). The proxies are for use at the 2004 Annual Meeting of the Shareholders of the Company, which will be held on Saturday, May 22, 2004, commencing at 9:00 a.m., at the Company's headquarters, 6979 South High Tech Drive, Salt Lake City, Utah, and at any adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on March 26, 2004 (the "Record Date"). Only holders of record of the Company's Common Stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. The Company is making this proxy solicitation.

     A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, to ensure that your shares will be voted at the Annual Meeting. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     At the Record Date, there were 27,627,246 shares of the Company's common stock outstanding, all of which are entitled to be voted at the meeting. No other voting securities of the Company were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding common stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. There is no cumulative voting.

     Holders of the common stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting. In order for action to be taken on any matter, votes received in favor must exceed votes against, except the election of directors. Directors may be elected by a plurality vote. The four nominees for director receiving the highest number of votes at the Annual Meeting will be elected.

     The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals.

                              ELECTION OF DIRECTORS

                                   Proposal 1

Nominees

     The Board of Directors has determined that the four directors named below will be nominated for election as directors at the Annual Meeting, one for a three-year term, two for a two-year term and one for a one-year term. Each nominee has consented to being named in the Proxy Statement as a nominee for election as director and has agreed to serve as director if elected.

     Under the Company's Articles of Incorporation and By-laws, the directors are divided into three classes.The term of office of only one class of directors expires in each year and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

     The Board of Directors has advised the Company that it intends at the Annual Meeting to direct the voting of shares covered by the proxies for the election of the nominees named below, unless contrary instructions are given in the Proxy form. If any one or more of such nominees should for any reason become unavailable for election, the board may vote for the election of such substitute nominees as the board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. Each director presently serves for a term of one year or until his successor is elected.

         The nominees for election as directors at the Annual Meeting are set forth below.

                                                 Expiration
                                   Expiration     of Term
                         Director   of Current   For Which  Position with
Name                 Age  Since       Term       Nominated  the Company
-------------------- --- --------  -----------   ---------- --------------------
Robert H. Reback     44    2002       2004         2006     President, Chief
                                                            Executive Officer
                                                            and Director
C. Alan Weber        52    2003       2004         2007     Director
Scott C. Chandler    42    2003       2004         2006     Director
Michael B. Thompson  51    N/A        N/A          2005     Nominee for Director




Biographical Information

     There is no family relationship among the current directors and executive officers. There is no arrangement or understanding between any director and any other person pursuant to which the director was or is to be selected as a director or nominee. The following sets forth brief biographical information for each director and nominee.

     Robert H. Reback, President, Chief Executive Officer and Director, joined Cimetrix as Vice President of Sales in January 1996, was promoted to Executive Vice President of Sales in January, 1997 and was promoted to President on June 25, 2001. Mr. Reback was appointed a director in July 2002. Prior to joining
Cimetrix, Mr. Reback was the District Manager of Fanuc Robotics' West Coast business unit from 1994 to 1995. From 1985 to 1993, he was Director of Sales/Account Executives for Thesis, Inc., a privately-owned supplier of factory automation software and was previously a Senior Automation Engineer for Texas Instruments. Mr. Reback has a B.S. degree in Mechanical Engineering and a M.S. degree in Industrial Engineering from Purdue University.

     C. Alan Weber has served as a director of the Company since May 2003. Mr. Weber is the President of Alan Weber and Associates, Inc., a consulting company specializing in semiconductor Advanced Process Control, eDiagnostics, and other related manufacturing systems technologies. Before founding his own company he was the Vice President/General Manager of the KLA-Tencor Control Solutions Division, which was acquired from ObjectSpace, Inc. in March 2000. While at ObjectSpace, Mr. Weber was responsible for all aspects of the company's semiconductor manufacturing system business. Before joining ObjectSpace in early 1997, Mr. Weber spent eight years at SEMATECH and was responsible for advanced manufacturing systems and related standards R&D. Prior to this Mr. Weber spent 16 years at Texas Instruments, managing a variety of technology programs in the semiconductor CAD and industrial automation/control businesses. Mr. Weber has B.A. and M.E.E. degrees in Electrical Engineering from Rice University.

     Scott C. Chandler has served as a director of the Company since May 2003. Since 2002 Mr. Chandler has been Managing Partner for Franklin Court Partners, LLC, a consulting firm designed to help companies develop business plans, raise initial funding, secure additional rounds of financing and assist in operational and financial restructuring. From 1998 to 2001, Mr. Chandler was Chief Financial Officer (1998-2000) and Senior Vice President for Global Business Development (2000-2001) for RHYTHMS NetConnections, a leading provider of broadband services utilizing digital subscriber line (DSL) technology. At RHYTHMS, Mr. Chandler was responsible for raising over $2 Billion for the company and in 2001 led the financial restructuring of RHYTHMS which resulted in the sale of its assets to Worldcom. From 1996 to 1998 Mr. Chandler served as President and Chief Executive Officer of C-COR.net, a pioneer in the cable television industry. Under Mr. Chandler's leadership, C-COR.net's revenues increased to over $150 million, and was named by Fortune magazine as one of the 100 fastest-growing public companies. Mr. Chandler earned an M.B.A. from the Wharton School of Business at the University of Pennsylvania, and a B.A from Whitworth College. Mr. Chandler currently serves as a member of the Board of Directors for several privately held companies.

     Michael B. Thompson was nominated on March 29, 2004 by the Board of Directors to be included in this year's proxy statement as a director nominee. Since June 2003, Mr. Thompson has been the President, Chief Executive Officer and a director of Setpoint Companies, an industry leader in lean automation that fully designs, assembles, tests and delivers automated assembly and test equipment. From 1986 to 2003, Mr. Thompson was the Vice President of the
Planning and Logistics Solutions group of Brooks-PRI software division. Brooks-PRI PLS' primary market focus is to provide simulation, scheduling and material handling automation and software controls to the semiconductor and related high technology industries. He was the President of AutoSimulations, Inc., which was acquired by Brooks in January of 2000. Mr. Thompson has been involved with automation, modeling and scheduling manufacturing systems for over 25 years. He holds B.S. and M.S. degrees from the Department of Engineering Sciences and Technology at Brigham Young University. Mr. Thompson has been a pioneer in the field of industrial scheduling and the application of simulation technology to industrial problems. He has authored over 50 papers and articles that have been published in technical magazines and professional journals.


               APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION PLAN

                                   Proposal 2

     The Board of Directors adopted on February 26, 2004, subject to the approval by the shareholders, an amendment (the "2004 amendment") to the Company's 1998 Stock Option Plan. The 2004 Amendment increases from 4,000,000 to 5,000,000 the number of shares of the Company's common stock available for issuance under the 1998 Stock Option Plan. This plan is explained below under the heading "1998 Incentive Stock Option Plan".

     The Company has in the past used, and intends in the future to use, stock options as incentive devices to motivate and compensate its salaried officers and other key employees, and believes that equity incentives represented by stock options enhances the Company's ability in attracting and retaining the best possible persons for positions of significant responsibility by providing its officers and other key employees with additional incentives to contribute to the Company's long-term success.

     Management further believes the availability of such equity incentives has served, and will continue to serve, an important part of the Company's compensation package. As of April 23, 2004, a total of 27,500 options have been exercised under the plan; as of such date, options to purchase 3,965,000 shares of common stock were outstanding under the 1998 Stock Option plan. Accordingly, no options are available for future grants and some existing option grants will be rescinded if additional shares are not approved for issuance.

     If Proposal 3 is approved by the shareholders, and if the Board of Directors exercises its discretion under Proposal 3 to effect a reverse stock split, that reverse stock split will automatically reduce the number of shares of Company common stock available for issuance under the 1998 Incentive Stock Option Plan, consistent with the reverse split exchange ratio. Thus, for example, if 5,000,000 shares are available for issuance under the 1998 Stock Option Plan, as proposed in this Proposal 2, before the reverse stock split, the reverse split would have the following effect on the number of shares available:

     - If a 1-for-3 reverse split, the number of option shares available would equal 1,666,667

     - If a 1-for-7 reverse split, the number of option shares available would equal 714, 286

     Approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting of Shareholders.

     The Board of Directors recommends that the shareholders vote "for" approval of the 2004 Amendment.




                          PROPOSED REVERSE STOCK SPLIT

                                   Proposal 3

     The proposal would give the Board of Directors sole discretion to decide whether to effectuate a reverse stock split of the Company's common stock in the range of 1-for-3 to 1-for-7 at any time during the next twelve months, from May 22, 2004 to May 22, 2005. Thus, the Board would have discretion to decide whether to effect a reverse stock split at all, when to effect a reverse split within the timeframe stated above, and the exchange ratio for the reverse split within the range stated above. The Board would also have discretion to select a record date and a date for the reverse exchange to take effect.

     A reverse stock split is an accounting adjustment that involves the altering of the number of shares outstanding. It is the opposite of a stock split and would result in a decrease in the number of outstanding shares of common stock. Generally, a reverse split is intended to result in a proportionate increase in the price of the stock on the date the reverse stock split becomes effective. Following the implementation of a reverse split, a company's share price will typically trade based on perception of the company's prospects, market conditions, and the multitude of factors that affect stock prices. There can be, of course, no assurance or guarantee that the share price of the Company would increase in proportion to the reverse split ratio or that any particular share price would be sustained.

     It is important to note that a reverse stock split, by itself, does not change the value of shares held. The Company's reverse split would be designed to reduce the number of shares outstanding to better align share count with the size of the Company and proportionately increase the market price of Company shares to put it in a trading range more popular with a broader set of institutional investors. The immediate effect of a reverse stock split on the Company's share price should be to increase our share price and, at the same time, reduce each shareholder's number of shares, thereby leaving each shareholder with the same total value he or she had before the reverse split.

     The determination by the Board of Directors whether or not to implement the reverse split, if approved by the shareholders, will be based upon a number of factors, including but not limited to market conditions, existing and expected trading prices for the Company's common stock, and the likely effect of business developments on the market price for the Company's common stock.

     The Board and management recognize that the fundamental drivers of shareholder value over time will be the financial performance of the Company. While reducing share count can help to highlight positive performance by resulting in greater earnings per share, it is not intended as a substitute for good performance and execution by the Company in the marketplace.

     The Company believes that the combination of increased investor visibility, the reduced number of shares better aligned to the size of the Company, and potentially lower transaction costs to investors will ultimately make Cimetrix stock a more attractive stock for investors to consider owning.

     In addition, management is hopeful that a reverse stock split would position the Company for a possible Nasdaq listing in the next several years if the Company achieves improved financial performance. The initial listing requirements for the Nasdaq SmallCap Market requires a minimum bid price of $4.00 per share and a bid price of $1.00 per share for continued listing. Further, the reverse stock split would allow the Company to report future earnings per share numbers that would hopefully be more attractive to shareholders and investors.

     A 1-for-3 reverse stock split would decrease the number of outstanding shares of the Company's common stock from 27,627,246 shares to 9,209,082 shares. A 1-for-7 reverse stock split would decrease the number of outstanding shares of the Company's common stock from 27,627,246 shares to 3,946,750 shares.

     NO FRACTIONAL SHARES WILL BE ISSUED to any shareholder as a result of the exchange of his or her shares pursuant to the reverse stock split, AND NO CASH WILL BE PAID BY THE COMPANY FOR FRACTIONAL SHARES.

     If the exchange results in any fraction at all for a given shareholder, his or her shares will be rounded up by one. Thus, for example, the reverse stock split would have the following effect on a shareholder owning 100,000 shares of common stock:

     - If a 1-for-3 reverse split, the number of shares would equal 33,334, with the .3 share being rounded up.

     - If a 1-for-7 reverse split, the number of shares would equal 14,286, with the .7 share being rounded up.

     A reverse stock split would affect all holders of Cimetrix common stock, whether they hold common stock directly or through a stock broker. It would also affect all holders of stock options and warrants. If this Proposal 3 is approved, all of the outstanding option and warrant shares covered by stock option plans and warrants would be adjusted proportionate to the reverse split ratio. At the same time, the exercise price for options and warrants would be adjusted, so that the total exercise price for a given option or warrant remains the same.

     Approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting of Shareholders.

     The Board of Directors recommends a vote "for" the reverse stock split of the Company's common stock in the range of 1-for-3 to 1-for-7, to be made at the sole discretion of the Board of Directors at any time during the twelve month period from May 22, 2004 to May 22, 2005.

               PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

                                   Proposal 4

     The proposal would give the Board of Directors sole discretion to amend the Articles of Incorporation to reduce the number of authorized shares of the Company's common stock from 100,000,000 shares to 30,000,000 shares, at any time during the period from May 22, 2004 to May 22, 2005, depending on whether the Board of Directors completes the proposed reverse stock split. The text of the proposed amendment is attached hereto as Exhibit I.


     Management is proposing this reduction in the number of authorized shares on account of the proposed reverse stock split of the Company's common stock under Proposal 3. Thus, if Proposal 3 is not approved by the shareholders, or if Proposal 3 is approved but the Board of Directors decides ultimately not to effectuate a reverse stock split, then the Board will not effect a reduction in the number of authorized shares.

     Approval of Proposal 4 requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting of Shareholders.

     The Board of Directors recommends a vote "for" the proposal to amend the Articles of Incorporation, to be made at the sole discretion of the Board of Directors, to reduce the authorized shares of common stock from 100,000,000 shares to 30,000,000 shares depending on whether the proposed reverse stock split is approved by the shareholders.


          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                   Proposal 5

     The Audit Committee has recommended and the Board of Directors has appointed Tanner + Co. to serve as the Company's auditors for the fiscal year ended December 31, 2004. Tanner + Co. has audited the Company's financial statements since fiscal year ended December 31,1997. Representatives from the firm are expected to be present at the Annual Meeting of Shareholders, where they will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     Approval of Proposal 5 requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting of Shareholders.


     The Board of Directors recommends that the shareholders vote "for" ratification of the appointment of Tanner + Co. as the Company's independent public accountants for fiscal year 2004.





                              AUDIT AND OTHER FEES

Audit Fees

     Tanner + Co. billed the Company approximately $49,000 for professional services related to the review of the Company's financial statements on Form 10-Q filed in 2003, and for the audit of the Company's annual financial statements on Form 10-K for the fiscal year ended December 31, 2003. Tanner + Co. billed the Company approximately $47,000 for professional services related to the review of the Company's financial statements on Form 10-Q filed in 2002, and for the audit of the Company's annual financial statements on Form 10-K for the fiscal year ended December 31, 2002.

Audit-Related Fees

     None

Tax Fees

     Tanner + Co. billed the Company approximately $6,000 for services related to the preparation and filing of the Company's Federal and State Income Tax returns for the fiscal year ended December 31, 2002. Tanner + Co. billed the Company approximately $6,500 for services related to the preparation and filing of the Company's Federal and State Income Tax returns for the fiscal year ended December 31, 2003.

All Other Fees

     Tanner + Co. billed the Company approximately $3,000 for the purchase of accounting software support and other accounting assistance for the fiscal year ended December 31, 2002. Tanner + Co. billed the Company approximately $3,000 for other accounting assistance for the fiscal year ended December 31, 2003.


                          BOARD MEETINGS AND COMMITTEES

Board Meetings

     The Company's Board of Directors met ten times during 2003. Each of the Company's directors attended at least 75% of the meetings of the Board of Directors. All directors of the Company hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

Audit Committee

     The Audit Committee consists of the two non-management directors, Scott C. Chandler and C. Alan Weber. Each member of the audit committee is considered independent and qualified in accordance with applicable independent director and audit committee listing standards.

     The Company's Board of Directors has determined that Scott C. Chandler, who currently serves as a director of the Company as well as a member of the Company's audit committee, is an independent audit committee financial expert.

     The Company's Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met two times in fiscal year 2003 and has already met one time in fiscal 2004.


Audit Committee Report

     The Audit Committee has met with management and discussed the Company's internal controls, the quality of the Company's financial reporting, the results of internal and external audit examinations, and the audited financial statements. In addition, the Audit Committee has met with the Company's independent auditors, Tanner + Co., and discussed all matters required to be discussed by the auditors with the Audit Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Audit Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of financial information systems design and implementation and other non-audit services provided by them to the Company during 2003 was compatible with the auditors' independence.

     In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which is responsible for the integrity of the Company's internal controls and its financial statements and reports, and the Company's independent auditors, who are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards in the United States of America, and for issuing a report on these financial statements.

     Based upon the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

                                     Respectfully submitted,

                                     Scott C. Chandler
                                     C. Alan Weber



                               EXECUTIVE OFFICERS


     The following table sets forth certain biographical information with respect to the executive officers of the Company:


Name                     Age     Title
----                     ---     -----
Robert H. Reback         44      President,Chief Executive Officer and Director
David P. Faulkner        48      Executive Vice President of Sales and Marketing
Michael D. Feaster       33      Vice President of Software Development
Steven K. Sorensen       45      Vice President and Chief Technical Officer


     Each officer serves at the discretion of the Board of Directors. There is no arrangement or understanding between any officer and any other person pursuant to which the officer was or is to be selected as a officer or nominee. There are no family relationships between any of the officers and/or between any of the officers and directors.

     David P. Faulkner was appointed as Executive Vice President of Sales and Marketing in June 2002. He joined the Company as Executive Vice President of Operations in August 1996, was appointed Executive Vice President of Marketing in January 1997, and Managing Director of Machine Control Products in June 2001. From 1986 to 1996, Mr. Faulkner was employed as manager of PLC Marketing, manager of Automotive Operations and district sales manager for GE Fanuc Automation, a global supplier of factory automation computer equipment specializing in programmable logic controllers, factory software and computer numerical controls. Mr. Faulkner has a B.S. degree in Electrical Engineering and an M.B.A. degree from Rensselaer Polytechnic Institute.

     Michael D. Feaster has served as Vice President of Software Development of the Company since December 1998. From April 1998 to December 1998, he was Director of Customer Services of the Company. From 1994 to 1998, Mr. Feaster was Vice President of Software Development at Century Software, Inc. During that time, Century Software, Inc. was a global supplier of PC to UNIX connectivity software, specializing in internet access of Windows to legacy mission critical applications. From 1988 to 1994, he served as a software engineer contractor and subcontractor for such companies as Fidelity Investments, IAT, Inc., NASA, and Mexico's Border Inspection Division. Mr. Feaster attended Southwest Missouri University from 1987 to 1990.

     Dr. Steven K. Sorensen has served as Vice President and Chief Technical Officer of the Company since November 2001. Prior to that he served as Vice President and Chief Engineer from May 1990 to November 2001. Prior to joining the Company, Dr. Sorensen was an Associate Professor of Engineering at Brigham Young University, Provo, Utah, where he received his Ph.D. degree in Mechanical Engineering. Dr. Sorensen has been working to develop the Company's technology for the past sixteen years and is one of the principal architects of many of the Company's most important products.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

     Directors of the Company receive no cash compensation, but are reimbursed for expenses. Each director has been granted stock options to purchase shares of common stock at an exercise price per share equal to or in excess of 110% of the market price at the time of grant. Options vest immediately and become exercisable at a pro rata amount each month, such that 100% of the options become exercisable within one year after the date of grant. The following table summarizes the options held by each of the Company's directors.


                       Exercise    Exercise     Exercise         Exercise
                       Price       Price        Price            Price
Name                   $0.35 (1)   $1.00 (2)    Price $2.50(3)   Price $3.50 (4)
-----                  ---------   ---------    --------------   ---------------
Scott C. Chandler       50,000          0            0                0
Joe K. Johnson (5)     100,000     50,000            0                0
C. Alan Weber           50,000          0            0                0
Lowell K. Anderson (6)  50,000     50,000       48,000           24,000
Richard Gommermann (6)  50,000     50,000            0                0
Randall A. Mackey (6)   50,000     50,000       48,000           24,000
Michael B. Thompson (7)      0          0            0                0
___________________________
(1) Messrs. Johnson,Anderson,Gommermann and Mackey were granted 50,000 options in October 2002 at an exercise price of $0.35 per share. All other options exercisable at $0.35 per share were granted in August 2003
(2)  All options exercisable at $1.00 per share were granted in July 2001.
(3) Messrs. Anderson and Mackey were each granted options to purchase 8,000, 24,000 and 24,000 shares of the Company's common stock at $2.50 per share, in January 1998, June 1998 and June 1999, respectively. In January 2003, 8,000 of these options expired, none having been exercised.
(4)  All options exercisable at $3.50 per share were granted in June 2000.
(5) Mr. Johnson has not been nominated for re-election to the Board of Directors and his term as a Board member will expire when his successor is elected at the annual meeting, on May 22, 2004.
(6) Messrs. Anderson, Gommermann and Mackey are no longer members of the Board of Directors. Their terms as Board members expired on May 10, 2003.
(7) On March 29, 2004, Mr. Thompson was nominated to serve as a Director. His name is being presented for election to the Board at the annual meeting on May 22, 2004

                               EXECUTIVE OFFICERS


Executive Officer Compensation

     The following table discloses compensation, for the three fiscal years ended December 31, 2003, 2002 and 2001, respectively, paid by the Company to the named executive officers whose annual compensation equals or exceeds $100,000 (collectively the "Named Executive Officers").

                                                  SUMMARY COMPENSATION TABLE
                                                                                    Long-Term Compensation
                                                                         -----------------------------------------
                                                                                 Awards                 Payout
                                         Annual Compensation             -------------------------      ------
                                -------------------------------------    Restricted     Securities      Long-term
                                                                           Stock        Underlying      Incentive        All Other
Name and Principal Position     Year    Salary($)   Bonus($)    Other     Awards ($)     Options        Payout ($)     Compensation
---------------------------     ----    ---------   --------    -----     ----------    ----------      ----------     ------------
Robert H. Reback, President     2003     154,327     8,000         0          0          300,000             0            10,334 (1)
 and Chief Executive Officer    2002     150,046         0         0          0                0             0            10,309 (1)
                                2001     145,000         0         0          0          650,000             0             9,175 (1)

David P. Faulkner, Executive    2003     150,000     5,074         0          0          250,000             0            10,054 (2)
 Vice President of Sales and    2002     149,921         0         0          0                0             0            10,059 (2)
 Marketing                      2001     145,000         0         0          0          500,000             0             8,925 (2)


Michael D. Feaster, Vice        2003     133,333     5,074         0          0          250,000             0             6,012 (3)
  President of Software         2002     123,509         0         0          0                0             0             6,934 (3)
  Development                   2001     123,500         0         0          0          300,000             0             5,537 (3)


Steven K. Sorensen, Vice        2003     100,000         0         0          0          150,000             0             2,801 (4)
  President and Chief Technical 2002      99,750         0         0          0                0             0             2,948 (4)
  Officer                       2001      97,500         0         0          0          300,000             0             2,859 (4)

------------------------------------

(1) For the years 2003, 2002 and 2001, respectively, this amount includes matching contributions of $2,720, $2,500 and $2,400 to the Company's 401k plan , payments of $1,014, $1,209 and $1,175, for term life insurance premiums and $6,600, $6,600 and $5,600 for an automobile allowance.

(2) For the years 2003, 2002 and 2001, respectively, this amount includes matching contributions of $2,440, $2,250 and $2,150 to the Company's 401k plan, payments of $1,014, $1,209 and $1,175 for term life insurance premiums and $6,600, $6,600 and $5,600 for an automobile allowance.

(3) Includes matching contributions of $852, $1,634 and $260 to the Company's 401k plan for years 2003, 2002 and 2001, respectively. Also includes $960, $1,100 and $1,077 for term life insurance premiums in 2003, 2002 and 2001, respectively. Also includes $4,200 for an automobile allowance in 2003, 2002 and 2001.

(4) For the years 2003, 2002 and 2001, respectively, this amount includes matching contributions of $2,000, $2,000 and $1,947 to the Company's 401k plan, and payments of $801, $948 and $912 for term life insurance premiums.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding the grant of stock options to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2003.


                                        Individual Grants
                      ---------------------------------------------------
                                                                                Potential Realizable Value
                      Number of                                                 at Assumed Annual Rate
                      Securities   Percent of Total                             of Stock Price
                      Underlying   Options Granted   Exercise                   Appreciation for Option
                      Options      to Employees in   Price Per  Expiration      Term ($) (1)
Name                  Granted (#)  Fiscal Year       Share ($)  Date            5%    10%
------------------    -----------  ----------------  ---------  ----------      --    --
Robert H. Reback      300,000        25%             $ 0.35     1/1/08           0     0
David P. Faulkner     250,000        21%             $ 0.35     1/1/08           0     0
Michael D. Feaster    250,000        21%             $ 0.35     1/1/08           0     0
Steven K. Sorensen    150,000        13%             $ 0.35     1/1/08           0     0
------------------    ----------------------------------------------------      ----------------
(1)  Potential realizable value is based on the assumption that the common stock of the Company  appreciates at the annual rate shown (compounded  annually)
     from the date of grant  until the  expiration  of the 5 year  option  term, using the market  price on the date of the grant,  which was $0.16,  as the beginning  value.  The real  value of the  options  depends  on the  actual appreciation of the value of the Company's  common stock.  These numbers do not reflect the  Company's  estimates  of future  stock price growth and no assurance  exists  that  the  price  of the  Company's  common  stock  will appreciate at the rates assumed in the table.




                                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR-END OPTION VALUES


                                                            Number of Securities              Value of Unexercised
                                                           Underlying Unexercised            In-the-Money Options at
                           Shares                       Options at Fiscal Year-End (#)        Fiscal Year-End ($)(1)
                         Acquired on      Value         ------------------------------    ------------------------------
Name                     Exercise (#)   Realized ($)    Exercisable      Unexercisable    Exercisable      Unexercisable
----                     -----------    ------------    -----------      -------------    -----------      -------------
Robert H. Reback              0              0            725,000           325,000            0                 0
David P. Faulkner             0              0            575,000           275,000            0                 0
Michael D. Feaster            0              0            375,000           275,000            0                 0
Steven K. Sorensen            0              0            300,000           150,000            0                 0

-------------------

(1)  Closing  market value per share of the  Company's  common stock at December
     31, 2003, of $0.26, minus the respective exercise prices of $0.35, $1.00, $2.50,or $3.00.




1998 Incentive Stock Option Plan

     The Company adopted a 1998 Stock Option Plan (the "Plan") for officers and employees of the Company on May 16, 1998. The Plan authorized the granting of stock options ("Plan Options") to purchase an aggregate of not more than 2,000,000 shares of the Company's Common Stock. On June 2, 2001, the Company's shareholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 2,000,000 shares to 3,000,000 shares. On June 1, 2002, the Company's shareholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 3,000,000 shares to 4,000,000 shares.

     The Plan is administered by the Compensation Committee. In general, the Compensation Committee will select the person to whom options will be granted and will determine, subject to the terms of the Plan, the number, exercise, and other provisions of such options. Options granted under the Plan will become exercisable at such times as may be determined by the Compensation Committee. Plan Options are incentive stock options ("ISOs"), as such term is defined in the Internal Revenue Code. ISOs may only be granted to persons who are employees of the Company. ISOs may be granted to any employee of the Company, as the Compensation Committee believes has contributed, or will contribute, to the success of the Company. The Compensation Committee shall determine the exercise price of options granted under the Plan, provided that, such price may not be less than 100% (110% in the case of ISOs granted to holders of 10% of voting power of the Company's stock) of the fair market value (as defined in the Plan) of the Common Stock on the date of grant. The aggregate fair market value (determined at the time of option grant) of stock with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.

     The term of each Option shall not be more than 10 years (five years in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) from the date of grant. The Board of Directors has a right to amend, suspend or terminate the Plan at any time; provided, however, that unless ratified by the Company's shareholders, no amendment or change in the Plan will be effective which would increase the total number of shares which may be issued under the Plan, materially increase the benefits accruing to persons granted under the Plan or materially modify the requirements as to eligibility and participation in the Plan. No amendment, supervision or termination of the Plan shall, without the consent of an employee to whom an option shall heretofore have been granted, affect the rights of such employee under such option.

     As of April 23, 2004, the Company had 21 employees and or officers that are eligible to receive option grants under the plan. The Compensation Committee has not determined which employees or officers would receive future ISOs if Proposal 2 is approved by the Company's shareholders.


             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

     The table titled "Long-Term Incentive Plans - Awards in Last Fiscal Year" has been omitted because there were no long-term incentive plan awards during the year ended December 31, 2003, to either the Company's Executive Officers or Directors.


                              EMPLOYMENT AGREEMENTS


President and Chief Executive Officer

     The Company has an employment agreement, effective November 30, 2001, with Robert H. Reback. The agreement provides that Mr. Reback be employed as President and Chief Executive Officer of the Company for a term ending December 31, 2003.In the agreement, Mr. Reback is to receive an annual salary of $150,000, which is subject to increases as the Board of Directors determines in its discretion. In addition, Mr. Reback is eligible to receive a cash bonus at the end of each fiscal year, upon the satisfaction of the performance objectives that shall be determined by the Board of Directors on an annual basis.

     The employment agreement also provides for the grant of stock options under the 1998 Incentive Stock Option Plan to purchase 650,000 shares of the Company's common stock, at an exercise price of $1.00 per share, which was in excess of 110% of fair market value at date of grant. The options are exercisable over a five year period from the date of grant and vest in equal amounts on December 31, 2001, 2002 and 2003. In addition, the employment agreement provides that Mr. Reback cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

     The agreement further provides for severance pay equal to Mr. Reback's annual salary in effect, but not more than the salary left to be paid during the remainder of the agreement, if Mr. Reback is terminated without cause by the Company or resigns for "good reason" (as such terms are defined in the agreement) and, in such events, all of Mr. Reback's options under the Company's stock option plan become fully exercisable for their remaining term. If a change in control of the Company occurs, Mr. Reback is entitled to accelerated vesting of his options.

     Effective January 1, 2004, the Company entered into an extension of the employment agreement with Mr. Reback. The amended agreement provides that Mr. Reback be employed by the Company through December 31, 2005. The amended agreement also provides that Mr. Reback's salary be modified to an annual salary of $175,000 effective January 1, 2004. All other provisions of the original agreement remain in full force and effect through December 31, 2005.


Other Executive Officers

     The Company also has employment agreements, effective November 30, 2001, with each of David P. Faulkner, Michael D. Feaster, and Dr. Steven K. Sorensen. The respective agreements provide that Mr. Faulkner be employed as Executive Vice President and Managing Director of Machine Control Products, that Mr. Feaster be employed as Vice President of Software Development, and that Dr. Sorensen be employed as Vice President and Chief Technical Officer. The term of each agreement ends on December 31, 2003. Under the respective agreements, Mr. Faulkner's annual salary is $150,000, Mr. Feaster's annual salary is $125,000, and Dr. Sorensen's annual salary is $100,000 or, in each case, such higher salary as the Board of Directors determines. Each agreement provides that the executive officer is eligible to receive a cash bonus at the end of each fiscal year, upon the satisfaction of performance objectives as shall be determined by the President and Chief Executive Officer of the Company on an annual basis.

     The respective employment agreements provide for the granting of stock options under the 1998 Incentive Stock Option Plan to purchase shares of the Company's common stock, at an exercise price of $1.00 per share. The options are exercisable over a five-year period from the date of grant and vest in equal amounts on December 31, 2001, 2002 and 2003. Under the respective agreements, Mr. Faulkner was granted options to purchase 500,000 shares of common stock, Mr. Feaster was granted options to purchase 200,000 shares of common stock, and Dr. Sorensen was granted options to purchase 300,000 shares of common stock. Each agreement also provides that the executive officer cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

     Each agreement further provides for severance pay in an amount equal to six months of the annual salary then payable to the executive officer, but not more than the salary left to be paid for the remainder of the agreement, if the executive is terminated without cause by the Company or resigns for "good reason" (as such terms are defined in the agreements) and, in such events, all of the options under the option plan become fully exercisable for their remaining term. If a change of control of the Company occurs, each executive officer is entitled to accelerated vesting of his options.

     Effective September 1, 2003, the Company entered into an extension of the employment agreement with Mr. Feaster. The amended agreement provides that Mr. Feaster be employed by the Company through December 31, 2005. The amended agreement also provides that Mr. Feaster's salary be modified to an annual salary of $150,000 effective September 1, 2003. All other provisions of the original agreement remain in full force and effect through December 31, 2005

     Effective January 1, 2004, the Company entered into an extension of the employment agreement with Mr. Faulkner. The amended agreement provides that Mr. Faulkner be employed by the Company through December 31, 2005. All other provisions of the original agreement remain in full force and effect through December 31, 2005.

             BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors, including Scott C. Chandler and C. Alan Weber, each of whom is an outside director, reviewed and approved the compensation and fringe benefits for the Company's officers. The board evaluates the performance of all officers and administers the Company's compensation program for its officers. Although the board votes on and approves compensation for the Chief Executive Officer, Mr. Reback abstains from participating in the vote. There are no relationships that are considered interlocks.



               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     Decisions regarding executive compensation are made by the Company's Compensation Committee. The compensation committee consists of the two non-management directors, Scott C. Chandler and C. Alan Weber, and one management director, Joe K. Johnson.

Compensation Philosophy

     The  Company's  compensation   philosophy  for  officers  conforms  to  its
compensation philosophy for all employees generally. The Company's compensation is designed to:

     - Provide compensation comparable to that offered by companies with similar business, allowing the Company to successfully attract and retain the employees necessary to its long-term success.

     -    Provide   compensation   that  rewards   individual   achievement  and
          differentiates among employees based upon individual performance.

     -    Provide  incentive  compensation  that  varies  according  to both the
          Company's   success  in  achieving  its  performance   goals  and  the
          employee's contribution to that success; and

     - Provide an appropriate linkage between employee compensation and the creation of shareholder value through awards that are tied to the Company's financial performance and by facilitating employee stock ownership.

     In furtherance of these goals, the Company's officers' compensation comprises salary, annual cash bonuses, long-term incentive compensation in the form of stock options and various fringe benefits, including medical benefits, 401(k) savings plan, and a car allowance.


Annual Compensation

Base Salary

     The Compensation Committee reviewed the salaries of all the officers of the Company for fiscal year 2003. Salary decisions concerning the officers were based upon a variety of considerations consistent with the compensation philosophy stated above. First, salaries were competitively set relative to both other companies in the software industry and other comparable companies. Second, the Compensation Committee considered each officer's level of responsibility and individual performance, including an assessment of the person's overall value to the Company. Third, internal equity among employees was factored into the decision. Finally, the Compensation Committee considered the Company's financial performance and its ability to absorb any increases in salaries.

Annual Incentive Bonuses

     Each officer is eligible to receive an annual cash bonus that is generally paid pursuant to an incentive compensation formula established at the beginning of a year in connection with the preparation of the Company's operating budget for the year. In formulating decisions with respect to cash bonus awards, the Compensation Committee evaluates each officer's role and responsibility in the Company and other factors that the committee deems relevant to motivate each officer to achieve strategic performance goals.

Long-Term Compensation

Stock Options

     The Company has a stock option plan (the 1998 Incentive Stock Option Plan) that is designed to align the interests of the shareholders and the Company's officers in the enhancement of shareholder value. Stock options are granted under the plan by the Board of Directors, including at least a majority vote by the disinterested members of the board who are currently C. Alan Weber and Scott
C. Chandler. Stock options are granted at an exercise price not lower than the fair market value of the Company's common stock on the date of grant. In making decisions regarding the stock option plan, the Board of Directors evaluates the Company's overall financial performance for the year, the desirability of long-term service from an officer and the number of stock options held by other officers in the Company who have the same, more or less responsibility. To encourage long-term performance, the stock options granted under the plan generally vest ratably over a four-year period and expire five years after the date of grant.

Compensation of Chief Executive Officer

     Since June 2001, Robert H. Reback has been the President and Chief Executive Officer of the Company. Compensation for Mr. Reback for fiscal year 2003 was based upon the compensation philosophy stated above. During fiscal year 2003, Mr. Reback received a base annual salary amount of $150,000. This base salary amount was unchanged from fiscal year 2001. Subsequent to year-end, on January 1, 2004, Mr. Reback's base annual salary was increased to $175,000. Mr. Reback is also eligible to receive an annual cash bonus based upon the compensation philosophy regarding bonuses stated above. Mr. Reback received a bonus of $8,000 in fiscal year 2003.

     Mr. Reback is eligible to participate in the Company's long-term incentive programs. During fiscal year 2003, Mr. Reback was granted options to purchase 300,000 shares of common stock. Subsequent to year-end, on February 26, 2004, Mr. Reback was granted options to purchase 150,000 shares of common stock. In fiscal year 2001, Mr. Reback received options to purchase 650,000 shares of the Company's common stock. The total compensation for Mr. Reback for fiscal years 2003, 2002 and 2001 is disclosed in the "Summary Compensation Table" above, and primarily consisted of salary and stock options.

                             Respectfully submitted,

                             C. Alan Weber
                             Joe K. Johnson
                             Scott C. Chandler



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 2002 the Company issued 600 warrants to Joe K. Johnson, a member of the Company's Board of Directors. Each warrant entitles Mr. Johnson to purchase 500 shares of the Company's common stock at $0.35 per share, for a total of 300,000 shares. These warrants were authorized to be issued to any holders of the Company's 1997 Senior Notes, that had either converted their Senior Notes into the Company's common stock or would agreed to convert their Senior Notes into common stock at a price greater than $0.75 per share. Mr. Johnson exchanged $600,000 of 1997 Senior Notes for 400,000 shares of the Company's common stock in June 1998.

     In May 2000, the Company purchased a residential property, which it immediately resold to Michael D. Feaster, the Company's Vice President of Software Development. The Company received in return a promissory note, with a principal balance of $417,557, bearing interest at 10% per annum, secured by the property. Interest payments were to be made twice each month, with the principal due on May 31, 2002. On April 3, 2001, Mr. Feaster paid $379,200, leaving a balance due on the note in the amount of $38,357. On April 27, 2001, Mr. Feaster paid the remaining balance on the note.

     Randall A. Mackey, who served as Chairman of the Board of the Company until May 2003, is President and a shareholder of the law firm of Mackey Price & Thompson, which has rendered legal services to the Company. Legal fees and expenses paid to Mackey Price & Thompson for fiscal years ending December 31, 2003, 2002 and 2001 totaled $67,025, $117,068 and $135,825, respectively.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders to file reports of ownership and periodic changes in ownership of the Company's common stock with the Securities and Exchange Commission. These reports are made on Forms 3,4, and 5. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of Forms 3, 4, and 5 received with respect to fiscal year 2003, or written representations from certain reporting persons, the Company believes that all filing requests applicable to its directors, officers and greater than 10% beneficial owners were complied with.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to beneficial ownership of the Company's common stock (inclusive of options and warrants), as of March 31, 2004, for each beneficial owner of more than 5% of the Company's common stock that is known to the Company:



                                                 Number of Share      Percent of
Name and Address                                 of Common Stock       Ownership
--------------------------------------------------------------------------------
Securities and Exchange Commission v.
Paul A. Bilzerian, et al.,Civil Action 89-1854
(SSH) Receivership Estate (1) (2)                     3,647,513            13.2%

1994 Bilzerian Irrevocable Trust (1) (2)              1,648,500             6.0%

Joe K. Johnson, Director (3) (4) (5)                  1,681,201             6.1%

Investment Partnership-Tsunami Network
Partners Corporation (6)                              1,474,911             5.3%
--------------------------------------------------------------------------------
(1) The address for the Receivership Estate is Piper Murbury Rudnick & Wolfe LLP, 1200 Nineteenth Street, N.W., Washington, D.C. 20036-2412. The address for the 1994 Bilzerian Irrevocable Trust is Park Tower, Suite 2630, 400 North Tampa Street, Tampa, Florida 33602.

(2) Under the terms of the Final Judgment by Consent Against Terri L. Steffen, Overseas Holding Limited Partnership, Overseas Holding Co., Bicoastal Holding Co., The Paul A. Bilzerian and Terri L. Steffen 1994 Irrevocable Trust, Loving Spirit Foundation and Puma Foundation, Civil Action No. 89-1854 (RCL), dated January 16, 2002, Judge Royce C. Lamberth of the United States District Court for the District of Columbia ordered that such shares be subject to an irrevocable proxy in favor of the court appointed receiver who is Deborah R. Meshulan of the Washington, D.C. law firm of Piper Marbury Rudnick & Wolfe LLP until such shares are disposed of in an arms-length transaction. Also includes shares delivered to the receiver by Mr. Ernest B. Haire, III, pursuant to the same civil action. The legal name of the 1994 trust is "The Paul A. Bilzerian and Terri L. Steffen 1994 Irrevocable Trust for the benefit of Adam J. Bilzerian and Dan B. Bilzerian".

(3) The address for Mr. Johnson is c/o Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757.

(4) Includes 137,500 shares of common stock which Mr. Johnson has the right to acquire within 60 days upon the exercise of stock options. Includes 300,000 shares which Mr. Johnson has the right to acquire within 60 days upon the exercise of warrants. Includes 1,222,333 shares held in Mr. Johnson's wife's name (Mrs. Melina Johnson). Although Mr. Johnson owns these shares indirectly, he is still reported as the beneficial owner of these shares.

(5) Shares of common stock subject to options currently exercisable or exercisable within 60 days after the Record Date are deemed outstanding for purposes of computing Mr. Johnson's percentage ownership.

(6) The address for Investment Partnership-Tsunami Network Partners Corporation is c/o Tsunami Network Partners Corporation 3-6-1-Shin-Yokohama,Kouhoku-Ku, Yokohama-City, Kanagawa Japan 222-0033

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to beneficial ownership of the Company's common stock (inclusive of options and warrants), as of March 31, 2004, for each executive officer of the Company and all executive officers and directors as a group:


                                                    Number of
                                                    Shares of     Percent of
Name, Title, and Address(1)                         Common Stock  Ownership (10)
------------------------------------------------    ------------  -------------
Joe K. Johnson, Director (2)                        1,681,201         5.9%
Robert H. Reback, President, CEO and Director (3)     973,500         3.5%
C. Alan Weber, Director (4)                            37,500           *
Scott C. Chandler Director (5)                         37,500           *
Michael B. Thompson, Director  (9)                          0           *
Steven K. Sorensen, VP and Chief Engineer (6)         579,890         2.1%
Michael D. Feaster, VP of Software Dev. (7)           462,500         1.7%
David P. Faulkner, Exec. VP of Sales & Mktg. (8)      685,000         2.5%
Executive officers and directors
as a group (8 persons)                              4,457,091        16.1%
--------------------------------------------------------------------------------
*     Less than 1%.

(1) The addresses for Messrs. Johnson, Reback, Weber, Chandler, Sorensen, Feaster, and Faulkner, are c/o Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757.

(2) Includes 137,500 shares of common stock which Mr. Johnson has the right to acquire within 60 days upon the exercise of stock options. Includes 300,000 shares which Mr. Johnson has the right to acquire within 60 days upon the exercise of warrants. Includes 1,222,333 shares held in Mr. Johnson's wife's name (Mrs. Melina Johnson). Although Mr. Johnson owns these shares indirectly, he is still reported as the beneficial owner

(3) Includes 825,000 shares of common stock which Mr. Reback has the right to acquire within 60 days upon the exercise of stock options. Also includes 37,500 shares which Mr. Reback has the right to acquire within 60 days upon the exercise of warrants.

(4) Includes 37,500 shares of common stock which Mr. Weber has the right to acquire within 60 days upon the exercise of stock option.

(5) Includes 37,500 shares of common stock which Mr. Chandler has the right to acquire within 60 days upon the exercise of stock option.

(6) Includes 337,500 shares of common stock which Mr. Sorensen has the right to acquire within 60 days upon the exercise of stock options.

(7) Includes 462,500 shares of common stock which Mr. Feaster has the right to acquire within 60 days upon the exercise of stock options.

(8) Includes 662,500 shares of common stock which Mr. Faulkner has the right to acquire within 60 days upon the exercise of stock options. Also includes 22,500 shares of common stock which Mr. Faulkner has the right to acquire within 60 days upon the exercise of warrants.

(9) Mr. Thompson has been nominated to serve as a Director only. His term will begin May 22, 2004 if elected by a majority of votes at the Shareholders meeting on that date.

(10) All applicable percentage ownership is based on 27,652,246 shares of common stock issued as of the Record Date, together with applicable options and warrants for the share owners. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the Record Date, are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

PERFORMANCE GRAPH

     The following graph shows a comparison of the five year cumulative total return for the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index, and the Nasdaq Computer and Data Processing Stocks Index, assuming an investment of $100 on December 31, 1998. The cumulative return of the Company was computed by dividing the difference between the price of the Company's Common Stock at the end and the beginning of the measurement period (December 31, 1998 to December
31, 2003) by the price of the Company's Common Stock at the beginning of the measurement period.


                               [GRAPHIC OMITTED]

                                  ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (including audited financial statements) accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Joe K. Johnson, Interim Chief Financial Officer, Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757.

                             SHAREHOLDERS PROPOSALS

     Shareholders who wish to include proposals for action at the Company's 2005 Annual Meeting of Shareholders in next year's proxy statement must, in addition to other applicable requirements, cause their proposals to be received in writing by the Company at its address set forth on the first page of this Proxy Statement no later than January 1, 2005. Such proposals should be addressed to the Company's Secretary and may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

     Management knows of no matters other than those listed in the attached Notice of the Annual Meeting, which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment of such matters.


                                            By Order of the Board of Directors,


                                            By: /S/ Brian L. Phillips
                                            ---------------------
                                            Brian L. Phillips
                                            Secretary and Treasurer

Salt Lake City, Utah
April 23, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              CIMETRIX INCORPORATED

I, as shareholder of common stock of Cimetrix Incorporated (the "Company"), revoke any previous proxies and appoint C. Alan Weber and Robert H. Reback, and either of them, as my proxy to attend the annual meeting of shareholders of the Company to be held on May 22, 2004, and any adjournment thereof, and to represent, vote, consent, and otherwise act for me and for my shares in the same manner and with the same effect as if I am personally present. Without limiting the generality of the foregoing, my proxy shall vote as follows on the following matters:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1.

--------------------------------------------------------------------------------
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



Please mark your votes an indicated in this example [X]



                                        FOR all nominees       WITHHOLD
                                        listed (except as      AUTHORITY to vote
                                        marked to the          for all nominees
                                        contrary*).             listed.
Item 1 -   ELECTION OF DIRECTORS.             [ ]                [ ]

Nominees for election to the Board of Directors:

                Robert H. Reback    (two-year term)
                C. Alan Weber       (three-year term)
                Scott C. Chandler   (two-year term)
                Michael B. Thompson (one-year term)

(*Draw a line through the name of any director for whom you wish to withhold authority to vote.)



Item 2 - APPROVAL OF AMENDMENT TO THE 1998          FOR      AGAINST     ABSTAIN
         STOCK  OPTION PLAN TO AUTHORIZE            [ ]         [ ]        [ ]
         AN  ADDITIONAL  1,000,000 SHARES
         OF COMMON STOCK TO BE MADE AVAILABLE
         FOR ISSUANCE THEREUNDER.

Item 3 - APPROVAL OF PROPOSED REVERSE               FOR       AGAINST    ABSTAIN
         STOCK SPLIT OF THE COMPANY'S               [ ]         [ ]        [ ]
         COMMON STOCK IN THE RANGE OF
         1-FOR-3 TO 1-FOR-7, TO BE MADE AT
         THE SOLE  DISCRETION OF THE BOARD
         OF DIRECTORS ANY TIME BETWEEN THE
         PERIOD FROM MAY 22, 2004 TO
         MAY 22, 2005.

Item 4 - APPROVAL OF PROPOSED AMENDMENT             FOR       AGAINST    ABSTAIN
         TO THE ARTICLES OF INCORPORATION           [ ]         [ ]         [ ]
         TO REDUCE THE NUMBER OF AUTHORIZED
         SHARES OF COMMON STOCK FROM 100,000,000
         SHARES TO 30,000,000 SHARES, TO BE MADE
         AT THE SOLE DISCRETION OF THE BOARD OF
         DIRECTORS AT ANY TIME DURING THE PERIOD
         FROM MAY 22, 2004 TO MAY 22, 2005.

Item 5 - RATIFICATION OF APPOINTMENT OF             FOR       AGAINST    ABSTAIN
         TANNER AND COMPANY AS INDEPENDENT          [ ]         [ ]        [ ]
         PUBLIC ACCOUNTANTS

Item 6 - TO TRANSACT SUCH OTHER BUSINESS AS         FOR       AGAINST    ABSTAIN
         MAY PROPERLY COME BEFORE THE               [ ]         [ ]        [ ]
         MEETING OR ANY ADJOURNMENT THEREOF.



Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature________________________Dated:__________,2004.


------------------------------------------------------
Typed or printed name and or title


Signature________________________Dated:__________,2004.


------------------------------------------------------
Typed or printed name and or title



--------------------------------------------------------------------------------
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